EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-153625) of Onstream Media Corporation, of our report dated June 12, 2008, relating to the consolidated financial statements of Narrowstep Inc. and Subsidiaries, which appears in Narrowstep Inc.’s Annual Report on Form 10-KSB for the year ended February 29, 2008. We also consent to the references to us under the heading “Independent Certified Public Accountants” in such Amendment No. 1 to the Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
November 5, 2008